Exhibit 10.1

EMPLOYMENT AND CHAIRMAN COMPENSATION AGREEMENT

This Employment and Chairman Compensation Agreement (“Agreement”) is made as of August 7, 2014 between DESTINATION XL GROUP, INC., a Delaware corporation with an office at 555 Turnpike Street, Canton, Massachusetts, 02021 (the “Company”), and SEYMOUR HOLTZMAN (“Mr. Holtzman”) having an address at 306 Chilean, Palm Beach, FL 33480-4632.

WITNESSETH:

WHEREAS, Mr. Holtzman was made an employee of the Company by resolution of the Board of Directors on May 25, 2001. Mr. Holtzman has been a director since April 7, 2000 and the Chairman of the Board since April 11, 2000 and has served in that role continuously since that date;

WHEREAS, the Company had retained Jewelcor Management, Inc. (“JMI”) (of which Mr. Holtzman serves as the president and chief executive officer and is the majority shareholder) to provide consulting services to the Company in exchange for payment of $551,000 per year;

WHEREAS, Mr. Holtzman volunteered to reduce the amount to be paid to JMI beginning with the fiscal year ending January 31, 2015 to $372,750; and

WHEREAS, as the relationship has evolved, it became clear that the Company was relying solely on Mr. Holtzman’s extensive experience in the consulting relationship with JMI and both parties agreed that it made more sense to terminate the consulting arrangement with JMI and compensate Mr. Holtzman for such services in his capacity as Chairman of the Board, with the title of “Executive Chairman”.

NOW, THEREFORE, in consideration of the promises and the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.	EMPLOYMENT

With respect to his employee services, the Company hereby employs Mr. Holtzman and Mr. Holtzman hereby accepts such employment, subject to the terms and conditions herein set forth. In this capacity, Mr. Holtzman reports to the Board of Directors of the Company (the “Board of Directors”).

2.	TERM

The term of this Agreement (the “Term”) shall be effective as of the date above written (the “Effective Date”) and shall continue until August 7, 2016, subject to prior termination in accordance with the terms hereof. Commencing August 7, 2015, this Agreement shall automatically be extended for an additional one (1) year term on each anniversary date of the Effective Date unless either party shall give the other at least ninety (90) days written notice prior to such anniversary date that it will not extend the Term.

3.	EMPLOYMENT COMPENSATION

(a) During the Term, as compensation for the employment services to be rendered by Mr. Holtzman hereunder, the Company agrees to pay to Mr. Holtzman, and Mr. Holtzman agrees to accept, an annual base salary of Twenty-Four Thousand and 00/100 Cents ($24,000.00), payable in equal bi-weekly installments in accordance with Company’s payroll practice.

(b) Mr. Holtzman is not eligible for participation in any current executive incentive or bonus program of the Company.

4.	CHAIRMAN OF THE BOARD COMPENSATION; DUTIES

(a) During the Term, as compensation for the services to be rendered by Mr. Holtzman in his capacity as Chairman of the Board, with the title “Executive Chairman”, the Company agrees to pay to Mr. Holtzman, and Mr. Holtzman agrees to accept, director compensation of Three Hundred Seventy-Two Thousand Seven Hundred Fifty and 00/100 Dollars ($372,750.00), payable in equal monthly installments.

(b) The duties of the Chairman of the Board shall be as set forth in the Company’s Amended and Restated Bylaws.

5.	EXPENSES

The Company shall pay or reimburse Mr. Holtzman, in accordance with the Company’s policies and procedures and upon presentment of suitable vouchers, for all reasonable business and travel expenses, which may be incurred or paid by Mr. Holtzman during the Term in connection with the performance of his services hereunder. Mr. Holtzman shall comply with such restrictions and shall keep such records as the Company may reasonably deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

6.	OTHER BENEFITS

(a) During the Term, in his capacity as an employee of the Company, Mr. Holtzman shall be entitled to participate in and receive any benefits customarily provided by the Company to its management (including any profit sharing, pension, 401(k), short and long-term disability insurance, medical and dental insurance and group life insurance plans in accordance with and subject to the terms of such plans, including, without limitation, any eligibility requirements contained therein), all as determined from time to time by the Compensation Committee of the Board of Directors in its discretion.

(b) The Company will maintain directors and officers liability insurance coverage (which shall include employment practices liability coverage) in a commercially reasonable amount, consistent with prior practice, to indemnify Mr. Holtzman from any claims made against him in his capacity as an officer or director of the Company or any subsidiary or affiliate of the Company.

(c) It being the intent of the Company to provide maximum protection available under the law to its officers and directors, the Company shall indemnify Mr. Holtzman for any of his actions or omissions in his capacity as an officer or director of the Company or any subsidiary or affiliate of the Company, to the full extent the Company is permitted or required to do so by the General Company Law of Delaware as the same exists or hereafter may be amended. Such indemnification shall include payment by the Company, in advance of the final disposition of a civil or criminal action, suit or proceedings, of expenses incurred by Mr. Holtzman, in his capacity as an officer or director of the Company or any subsidiary or affiliate of the Company, in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of Mr. Holtzman to repay such payment if it shall ultimately be determined that he is not entitled to be indemnified by the Company. The Company may accept any such undertaking without reference to the financial ability of Mr. Holtzman to make such repayment. As used in this paragraph, the term “Mr. Holtzman” includes his heirs, executors, and administrators.

7.	EMPLOYMENT DUTIES

(a) In his capacity an employee of the Company, Mr. Holtzman shall perform such duties and functions as the Board of Directors shall from time to time determine and Mr. Holtzman shall comply in the performance of his duties with the policies of, and be subject to the direction of, the Board of Directors.

(b) During the Term, Mr. Holtzman shall perform the duties assigned to him with fidelity and to the best of his ability. Notwithstanding anything herein to the contrary, and subject to the foregoing, Mr. Holtzman may engage in other activities so long as such activities do not unreasonably interfere with Mr. Holtzman’s performance of his duties hereunder.

(c) Nothing in this paragraph 7 or elsewhere in this Agreement shall be construed to prevent Mr. Holtzman from investing or trading in nonconflicting investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments, provided such activities do not unreasonably interfere with Mr. Holtzman’s performance of his duties hereunder.

8.	LOCATION

Mr. Holtzman shall perform his duties hereunder primarily in Wilkes-Barre, PA and/or Palm Beach, Florida or at such location as may be designated from time to time by the Board of Directors. Notwithstanding the foregoing, Mr. Holtzman shall perform such services at such other locations as may be required for the proper performance of his duties hereunder, and Mr. Holtzman recognizes that such duties may involve travel.

9.	COPYRIGHTS AND PATENTS

The Company shall own all copyrights and/or patents developed by Mr. Holtzman while performing services under this Agreement. All improvements, discoveries, ideas, inventions, concepts, trade names, trademarks, service marks, logos, processes, products, computer programs or software, subroutines, source codes, object codes, algorithms, machines, apparatuses, items of manufacture or composition of matter, or any new uses therefore or improvements thereon, or any new designs or modifications or configurations of any kind, or work of authorship of any kind, including without limitation, compilations and derivative works, and techniques (whether or not copyrightable or patentable) conceived, developed, reduced to practice or otherwise made by Mr. Holtzman, or any of his agents, and in any way related to the rendering of services under this Agreement, shall become property of the Company. Mr. Holtzman agrees to assign, and hereby does assign (and hereby agrees to cause his agents to assign), to the Company any and all copyrights, patents and propriety rights in any such invention to the Company, together with the right to file and/or own wholly without restrictions applications for United States and foreign patents, trademark registration and copyright registration, and any patent, or trademark or copyright registration issuing thereon.

10.	PRIVILEGED AND CONFIDENTIAL INFORMATION

(a) The Company and Mr. Holtzman acknowledge that the Company has acquired and developed, and will continue to acquire and develop, information related to its business and its industry which is secret and confidential in character and is and will continue to be of great and unique value to the Company and its subsidiaries and affiliates. The term “confidential information” as used in this Agreement shall mean all trade secrets, propriety information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company or received by the Company from an outside source (including Mr. Holtzman or his agents), which is in the possession of the Company, which is maintained in confidence by the Company or any subsidiary or affiliate of the Company or which might permit the Company or any subsidiary or affiliate of the Company or any of their respective customers to obtain a competitive advantage over competitors who do not have access to such trade secrets, proprietary information, or other data or information, including, without limitation, information concerning the Company’s seasonal product line plans, store and brand image and trade dress developments and strategies, business plans, real estate leasing terms, conditions and plans, occupancy costs, customers, suppliers, designs, advertising plans, marketing plans, merchandising plans, market studies and forecasts, competitive analyses, pricing policies, employee lists, and the substance of agreements with landlords, tenants, subtenants, customers, suppliers and others. The term “confidential information” also includes information that the Company has in its possession from third parties, that such third parties claim to be confidential or proprietary, and which the Company has agreed to keep confidential. However, the term “confidential information” as used in this Agreement shall not include information that is generally known to the public or in the trade as a result of having been disclosed by the Company in a press release or in a filing by the Company with the U.S. Securities and Exchange Commission. Mr. Holtzman shall keep and maintain all confidential information in complete secrecy, and shall not use for himself or others, or divulge to others, any knowledge, data or other information relating to any matter which is confidential information relating to the Company obtained by Mr. Holtzman as a result of his services, unless authorized in writing by the Company in advance of such use or disclosure. All written information made available to Mr. Holtzman by the Company, which concerns the business activities of the Company, shall be the Company’s property and shall, if requested in writing by the Company, be delivered to it on the termination or expiration of this Agreement.

(b) Mr. Holtzman acknowledges that money alone will not adequately compensate the Company for breach of any confidentiality agreement herein and, therefore, agrees that in the event of the breach or threatened breach of such agreement, in addition to other rights and remedies available to the Company, at law, in equity or otherwise, the Company shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms hereof, and such rights and remedies shall be cumulative.

11.	TERMINATION OF AMENDED AND RESTATED CONSULTING AGREEMENT AND EMPLOYMENT AGREEMENT

The Amended and Restated Consulting Agreement, effective as of April 28, 2011, by and between Company (f/k/a Casual Male Retail Group, Inc.) and Jewelcor Management, Inc. is hereby terminated in its entirety and is without further force or effect as of the Effective Date. In addition, the Employment Agreement dated as of April 28, 2011 is also hereby terminated.

12.	AMENDMENT OR ALTERATION

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

13.	GOVERNING LAW

This Agreement shall be governed by, and construed and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

14.	SEVERABILITY

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

15.	NOTICES

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or of the placement of the notice in the event mail.

16.	WAIVER OR BREACH

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed as a waiver of any subsequent breach by that same party.

17.	ENTIRE AGREEMENT AND BINDING EFFECT

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns and supersedes any and all prior agreements between the parties, whether oral or written. This Agreement may not be modified except upon further written agreement executed by both parties. Mr. Holtzman agrees that the Board of Directors may in its sole discretion, during the term of Mr. Holtzman’s employment with the Company and thereafter, provide copies of this Agreement (or excerpts of the Agreement) to others, including businesses or entities that may employ, do business with, or consider employing Mr. Holtzman in the future. Mr. Holtzman further agrees that any subsequent change or changes in his duties, compensation or areas of responsibility shall in no way affect the validity of this Agreement or otherwise render inapplicable any of the provisions of this Agreement, which shall remain in full force and effect except as may be modified by a subsequent written agreement.

18.	HEADINGS

The paragraph headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

19.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, as of the date and year first above written.

DESTINATION XL GROUP, INC.

By:	/s/ George T. Porter, Jr.	Date:	August 7, 2014
Name:	George T. Porter, Jr.
Its:	Chairman of the Compensation Committee

/s/ Seymour Holtzman		Date:	August 7, 2014
Seymour Holtzman